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                                                                   EXHIBIT 10.24


November 28, 1999


Mr. Judson Groshong
10710 North Tantau Avenue
Cupertino, CA    95014-0717

Dear Judson:

On behalf of Accrue Software, Inc. (the "Company"), I am pleased to offer you the position of Director of Sales, reporting to Brett Kilpatrick, Vice President of Sales, starting on the effective date of the close of the acquisition by Accrue of NeoVista. Your compensation will be comprised of an $125,000.00 annual base salary and an annual target commission of $75,000.00 for a total annual target compensation of $200,000.00 at 100% of your plan. Your salary will be payable in accordance with the Company's standard payroll policies (subject to normal required withholding). You will be covered by the Company's standard benefits package including health insurance and seventeen days paid time off per year, pro-rated during 1999.

You have been granted as of September 9, 1999 a NeoVista Stock Option of 241,889 shares which will convert into approximately 11,519 shares of Accrue Stock Options. These options will vest on a monthly basis, beginning with the grant date over four years.

You will be additionally granted an incentive stock option to purchase 14,000 shares of Accrue Common Stock exercisable at the fair market value on the date of grant by the Company's board of directors. The option will become exercisable at the rate of 25% the shares one year after your commencement of employment and 1/48th of the shares subject to the option each month thereafter, so that at the end of four years, the option will be fully vested provided you remain an employee of the Company. The option will be subject to approval and grant by the Company's board of directors, which will occur at the first regular board meeting following the commencement of your employment, and the execution of the Company's standard Option Agreement under its 1996 Stock Plan. In the event you are terminated without cause, due to a Change of Control, there will be a one year acceleration of vesting in addition to what has been vested to date.

Our offer to you is conditioned upon your execution of the Accrue Software, Inc. Proprietary Information and Inventions Agreement, and conditioned upon your ability to provide and maintain the proper and necessary visa and other documentation required for you and Accrue to comply with all applicable United States immigration laws and regulations. In addition, you will abide by the Company's strict policy that prohibits any new employee from using or bringing with him or her from any previous employer any confidential information, trade secret, or proprietary materials or processes of such employer.

Your employment by Accrue will be for an indefinite term and on an "at-will" basis. This means that Accrue may terminate the employment relationship at any time, with or without cause. This "at-will" relationship may be changed only by a written agreement entered into for this purpose and signed by the Company's Chief Executive Officer. The other terms and conditions of your employment will be governed by various policies and programs of the Company, in writing and otherwise, and that those policies and programs may be changed from time to time by the Company in its discretion. The voluntary "at-will" nature of my employment shall not be affected nor changed by any other employment policies or programs the Company may have, now or in the future.

This offer will be held open for three (3) days. To accept please sign at the bottom of this letter.

Again, let me indicate how pleased we all are to extend this offer, and how much we look forward to working together. Please indicate your acceptance by signing and returning the enclosed copy of this letter.

Very truly yours,

/s/ Richard D. Kreysar

Richard D. Kreysar
President and CEO
Accrue Software, Inc.

I, Judson Groshong, understand the foregoing terms and conditions and hereby accept them as stated:

Signed: /s/Judson Groshong                 Date: 2/28/01
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